Exhibit 10.6
SECOND AMENDMENT
TO THE
EMPLOYMENT AGREEMENT
BETWEEN FOSTER WHEELER INC.
AND
LISA Z. WOOD
     This SECOND AMENDMENT (this “Amendment”) to the Employment Agreement between FOSTER WHEELER INC., a Delaware corporation (the “Company”), and LISA Z. WOOD (the “Executive”), dated as of January 6, 2009, is made and entered into as of July 16, 2010 (the “Effective Date”).
     WHEREAS, Foster Wheeler Ltd. entered into an Employment Agreement with the Executive, dated as of January 6, 2009, which Employment Agreement was assumed by Foster Wheeler Inc. from Foster Wheeler Ltd. on or about February 9, 2009; and
     WHEREAS, the Company and the Executive entered into a First Amendment to the Employment Agreement, effective January 18, 2010 (the Employment Agreement, as so amended, the “Agreement”); and
     WHEREAS, the Company and the Executive have agreed to further amend the Agreement as set forth herein; and
     WHEREAS, pursuant to the Agreement, an amendment to the Agreement may be made pursuant to the written consent of the Company and the Executive.
     NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the following mutual promises, covenants and undertakings, the parties agree that the Agreement is amended effective as of the Effective Date, as follows:
1.	Agreement Section 4.1.5 is hereby revised by adding the following new sentence to the end of Section 4.1.5:
In the event that the termination of the Executive’s employment does not constitute a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, including all regulations and other guidance issued pursuant thereto (the “Code”), the Executive’s rights to the payments and benefits described in this Section 4 shall vest upon the Termination Date, but no payment to the Executive that is subject to Section 409A shall be paid until the Executive incurs a separation from service (or as set forth at Section 13, until six months after such date if the Executive is a specified employee), and any amounts that would otherwise have been paid prior to such date shall be paid instead as soon as practicable after such date.
2.	The beginning of the first sentence in 4.2.2 is hereby revised by adding the words “, beginning on the sixtieth (60th) day following the Termination Date, ” so that the beginning of the sentence reads in its entirety as follows:

Following a termination by the Company without Cause or by the Executive for Good Reason, the Company shall, beginning on the sixtieth (60th) day following the Termination Date, pay or provide to the Executive in addition to the payments and benefits in Section 4.2.1 above:
3.	The last paragraph in Agreement Section 4.2.2 is hereby revised to read in its entirety as follows:
Notwithstanding any other provision of this Agreement, in no event, shall the Executive be entitled to receive the pay and benefits that the Company shall provide the Executive pursuant to this Section 4.2.2 unless the Executive provides the Company an enforceable waiver and release agreement in a form that the Company normally requires. Such release shall be furnished to the Executive for the Executive’s review not later than 7 business days following the Termination Date, and shall be executed and returned to the Company within 21 days of receipt (or within 45 days of receipt if the Executive’s separation is part of a group). Provided the Executive does not timely revoke the waiver and release agreement, pay and benefits pursuant to this Section 4.2.2 shall commence on the 60th day following the Executive’s Termination Date. Any amounts that otherwise would have been paid to the Executive pursuant to this Section 4.2.2 before the 60th day shall be paid to the Executive, without interest, on the 60th day.
4.	Agreement Section 4.2.3 is hereby revised to read in its entirety as follows:
          4.2.3 Payments Upon Termination Without Good Reason By the Executive on or after December 31, 2011. Provided that the Executive (i) continues in active employment with the Company through December 31, 2011, and (ii) provides the Company with at least twelve (12) months advance written notice of the Executive’s intention to voluntarily resign the Executive’s position, the Company shall, beginning on the sixtieth (60th) day following the Termination Date, pay or provide to the Executive, in addition to the payment and benefits in Section 4.2.1 above:
     (i) 1.5 times the Executive’s Base Salary at the rate in effect on the Termination Date and continuing for twelve (12) months thereafter, payable at the same intervals at which active employees at the Executive’s level are paid;
     (ii) an amount equal to one hundred fifty percent (150%) of the Executive’s annual cash incentive payment at target, payable once in a lump sum at the same time that the Company pays annual cash incentives to its active employees pursuant to its then current annual incentive program;
     (iii) eighteen (18) months of continued health and welfare benefit plan coverage following the Termination Date (excluding any additional vacation accrual or sick leave) at active employee levels, if and to the extent the Executive was participating in any such plans on the Termination Date, provided that the Executive remits monthly premiums for the full cost of any health benefits;
     (iv) a cash payment each month during the eighteen (18) month period following the Termination Date equal to the full monthly premium for the health benefits described in clause (ii) above minus the active employee cost premium to be of such coverage, such full monthly premium to be grossed-up by the Company for any applicable income taxes.
Notwithstanding any other provision of this Agreement, in no event, shall the Executive be entitled to receive the pay and benefits that the Company shall provide the Executive pursuant to this Section 4.2.3 unless the Executive provides the Company an enforceable waiver and release agreement in a form that the Company normally requires. Such release shall be furnished to the Executive for the Executive’s review not later than 7 business days following the Termination Date, and shall be executed and returned to the Company within 21 days of receipt (or within 45 days of receipt if the Executive’s separation is part of a group). Provided the Executive does not timely revoke the waiver and release agreement, pay and benefits pursuant to this Section 4.2.3 shall commence on the 60th day following the Executive’s Termination Date. Any amounts that otherwise would have been paid to the Executive pursuant to this Section 4.2.3 before the 60th day shall be paid to the Executive, without interest, on the 60th day.
5.	The beginning of the first sentence in 4.3.2 is hereby revised by adding the words “, beginning on the sixtieth (60th) day following the Termination Date, ” so that the beginning of the sentence reads in its entirety as follows:
If, during the Change of Control Period, the Company terminates the Executive’s employment without Cause (other than for death or Disability) or the Executive terminates his employment for Good Reason, the Company shall, beginning on the sixtieth (60th) day following the Termination Date, pay or provide to the Executive the following:
6.	Agreement Section 4.3.2(i) is hereby revised by deleting its subsection (II) and to read in its entirety as follows:
Accrued Obligations. The Executive’s Annual Base Salary through the Termination Date and any accrued vacation pay, in each case, to the extent not theretofore paid (the sum of the amounts described in this Subsection 4.3.2(i), the “Accrued Obligations”), all in a lump sum in cash within 30 days following the Termination Date; and
7.	Agreement Section 13 is hereby revised by adding the following new Section 13.1:
13.1 To the maximum extent permitted by law and consistent with the substantive terms of this Agreement, this Agreement shall be interpreted and administered in such a manner that the payments to the Executive are either exempt from, or comply with all requirements of, Section 409A of the Code.
8.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to the Agreement as of the date first written above.

FOSTER WHEELER INC.
By:	/s/ Beth B. Sexton
	Name:	Beth B. Sexton
	Title:	Executive Vice President

/s/ Lisa Z. Wood
LISA Z. WOOD

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